                                                                      Exhibit 1

                              ARTICLES OF AMENDMENT

                         PLANETLINK COMMUNICATIONS, INC.


         Pursuant to O.C.G.A.ss. 14-2-1006 of the Georgia Business Corporation Code, PlanetLink Communications, Inc., a Georgia corporation, hereby submits the following Articles of Amendment:


                                                  1.

         The name of the corporation is PlanetLink Communications, Inc.

                                                  2.

         The Articles of Incorporation filed on or about May 27, 1999, and the Articles of Amendment filed on or about August 16, 2001, are hereby amended (the "Amendment") as follows:


         The total number of shares of stock which the corporation is authorized to issue is eight hundred million (800,000,000) shares of common stock with a par value of $1.00 each, and one hundred million (100,000,000) shares of preferred stock with a par value of $1.00 each.


                                                  3.

         The Amendment was duly adopted on July 2, 2003.

                                                  4.

         Pursuant to O.C.G.A.ss. 14-2-1002, the foregoing Amendment was adopted by the Board of Directors since shareholder approval was not required.



         IN WITNESS WHEREOF, PlanetLink Communications, Inc. has caused these Articles of Amendment to be executed by its duly authorized officers on this 2nd day of July, 2003

                                             PLANETLINK COMMUNICATIONS, INC.

/s/ Harold Jackson                           /s/ M. Dewey Bain
----------------------------------           ------------------------------
Harold Jackson,                              M. Dewey Bain,
Chairman of the Board of Directors           President and a Director